Exhibit (a)(33)
IN THE CIRCUIT COURT FOR MONTGOMERY COUNTY

DENNIS RICE, On Behalf of Himself and All	Civil No. 268974-V
Others Similarly Situated,	Business and Technology Court
Judge Michael D. Mason
Plaintiffs,

v.

LAFARGE NORTH AMERICA, INC., et al.,

Defendants.
AMENDMENT BY INTERLINEATION TO SECOND
CONSOLIDATED CLASS ACTION COMPLAINT
     Plaintiffs, by and through their undersigned counsel, hereby amend by interlineation the Second Consolidated Class Action Complaint filed on April 12, 2006, as follows:
          Paragraph 57 of the Second Consolidated Class Action Complaint is hereby amended to read as follows:
     57. Tanenbaum is not an independent director, as LNA itself has acknowledged that it engages in related party transactions with Kilmer and, as a result, did not classify Tanenbaum as an “independent” director under Rule 303A of the New York Stock Exchange listing standards. Tanenbaum also, through his and his family’s 100% ownership of Kilmer, owns a warrant permitting the purchase of 4.4 million shares of LNA common stock at the significantly discounted price of $29 per share, and is worth over $200 million based on the current trading price of LNA common stock. As stated in the 14D-9 at p. 5:
Following the announcement of the proposed tender offer, Mr. Tanenbaum requested that the Special Committee remedy a procedural aspect of the terms of the warrant now held by an affiliate of Kilmer Van Nostrand. The terms of the warrant require that a notice of exercise of the warrant be delivered at least thirty days prior to the exercise date, and they require that such a notice of exercise be irrevocable. Mr. Tanenbaum indicated to the Special Committee that these aspects of the warrant’s mechanics were inequitable, because they made it impossible for his affiliate to tender the shares underlying the warrant into a tender offer (including the Offer) without giving up the ability to retain the warrant in the event that the tender offer is ultimately not consummated. This result stems from the fact that it would be necessary to give notice in order to exercise the warrant and not be able to revoke it, at a time when it would not be possible to know whether or not the tender offer would be consummated, thereby turning the decision to tender into an unconditional decision to convert the warrant into shares of common stock and to pay the exercise price with respect thereto, whether or not a tender offer is ever consummated. Mr. Tanenbaum noted that this would put his affiliate (and thereby him as well) in an economic position with respect to the Offer or any other tender offer that would not be as well aligned with the holders of shares of the Company’s common stock (who would be able to retain the securities they currently hold in the event that their tendered shares were not purchased) and that this could complicate his service on the Special Committee. Mr. Tanenbaum requested that the Special Committee approve a procedural amendment to the terms of the warrant that would permit his affiliate to exercise the warrant in connection with a tender offer on a revocable basis, without the extended advance notice period, and on a basis that could be conditional on the tender offer being consummated. At the March 1, 2006 meeting of the Special Committee, the members of the Special Committee who were present, other than Mr. Tanenbaum, discussed these matters and approved the amendment of the warrant to accomplish these changes as being both equitable and a means of more fully aligning Mr. Tanenbaum’s interests in connection with a tender offer with those of the holders of shares of the Company’s common stock, thereby enhancing his ability to serve on the Special Committee.
[Emphasis added.] Thus, faced with the possibility of spending tens of millions of dollars to, inter alia, exercise the warrant with no assurance that the Tender Offer would close, Tanenbaum sought, and the remaining members of the Special Committee agreed on March 1, 2006, to revise the terms of the warrant to relieve Tanenbaum of the irrevocable notice requirement, a special concession to him without any consideration.
     Paragraph 58 of the Second Consolidated Class Action Complaint is hereby amended to read as follows:
     58. Redfern and Cohen’s conflicting economic interests prevent them from acting with undivided loyalty to LNA public shareholders and Tanenbaum has already advanced his own personal interests as a member of the Special Committee.

     All other allegations of the Second Consolidated Class Action Complaint remain unchanged.

DATED: April 13, 2006		POWERS & FROST, L.L.P.

	By:	/s/ Michael A. Stodghill

PATRICK C. SMITH
MICHAEL A. STODGHILL
One Church Street • Suite 201
Rockville, Maryland 20850
Tel: 301-610-9700
Fax: 301-610-9716

Counsel for Plaintiffs in Civil No. 268974-V
and Civil No. 269216-V and Liaison
Counsel for Plaintiffs

FARUQI & FARUQI, LLP
NADEEM FARUQI
SHANE ROWLEY
ADAM GONNELLI
320 East 39th Street
New York, New York 10016
Tel: 212-983-9330
Fax: 212-983-9331

GARDY & NOTIS, LLP
MARK C. GARDY
JAMES S. NOTIS
440 Sylvan Avenue, Suite 110
Englewood Cliffs, New Jersey 07632
Tel: 201-567-7377
Fax: 201-567-7337

BARRACK RODOS & BACINE
LEONARD BARRACK
JEFFREY W. GOLAN
3300 Two Commerce Square
2001 Market Street
Philadelphia, Pennsylvania 19103
Tel: 215-963-0600
Fax: 215-963-0838

WOLF POPPER LLP
ROBERT M. KORNREICH
CHET B. WALDMAN
845 Third Avenue
New York, New York 10022
Tel: 212-759-4600
Fax: 212-486-2093

Plaintiffs’ Co-Lead Counsel

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